EXHIBIT 99.1

Mondial Ventures, Inc. Announces Update On Its Corporate Status and
Intent to Become Current in Its OTC Listing

Mondial Ventures Inc. Announces Plans To Uplist To Pink Sheet Current

SCOTTSDALE, Ariz., May 20, 2021 /PRNewswire/ -- Mondial Ventures Inc. (OTC PINK: MNVN) (the "Company") is pleased to announce its current plans to update its corporate filings on the OTCIQ system, become OTC compliant, and retain a Pink Sheet current listing in order to create a successful path towards revamping its corporate directive.

Mondial Ventures Inc. has historically been an oil and gas production company focused on the recovery and development of oil and natural gas. Recently, several opportunities have presented themselves prompting management to proactively bring the Company out of its dormant status in order to exploit these various opportunities.

Additionally, the Company has recently filed a Form 506(B) Regulation D with the Securities Exchange Commission to raise up to $1,000,000 dollars with $100,000 already received in subscription agreement(s) utilizing authorized restricted shares at the current market price. Proceeds shall be used to bring the Company current, revamp its infrastructure, corporate website, social media presence, and provide general working capital to administrative operations.

Please see the Company's latest 8-K filing:

https://fintel.io/sfs/us/mnvn

About Mondial Ventures Inc.

Mondial Ventures, Inc. is historically engaged in the acquisition of Oil and Gas properties and assets that can be developed into revenue producing assets. The Company has put an emphasis on acquiring existing Oil fields with proven reserves or by the rehabilitation of oilfields with potentially high throughput. However, reserve the right to look at all business prospects and opportunities that may bring existing operating assets and revenues streams to the Company.

Safe Harbor

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Mondial Ventures Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Mondial Ventures Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Mondial Ventures Inc.'s filings with OTC Markets and the Securities and Exchange Commission.

Public Relations and Shareholder Information

Infinity Global Consulting Group, Inc.
Joseph M. Vazquez III
Tel: (888) 288-2320
Email: infinityglobalconsulting@gmail.com

https://c212.net/c/img/favicon.png?sn=LN85329&sd=2021-05-20 View original content:http://www.prnewswire.com/news-releases/mondial-ventures-inc-announces-update-on-its-corporate-status-and-intent-to-become-current-in-its-otc-listing-301296193.html

SOURCE Mondial Ventures Inc.